Exhibit 2
Form 10-KSB
VideoPlex, Inc.

                    CERTIFICATE OF AMENDMENT

                               TO

                  CERTIFICATE OF INCORPORATION

                               OF

                         VIDEOPLEX, INC.

     THIS IS TO CERTIFY that the Certificate of Incorporation of
Videoplex, Inc. is hereby amended as follows:

     1.   The name of the corporation is VIDEOPLEX, INC.

     2. The original Certificate of Incorporation was filed on August 29, 1983 in the office of the Secretary of State of the State of Jersey.

     3. There has been no prior amendment to the Certificate of Incorporation.

     4. The amendment to the Certificate of Incorporation amends Article Four of the original Certificate of Incorporation so as to provide as follows:

          "4. The aggregate number of shares of stock which the corporation shall have authority to issue as 10 million shares of one class of common, capital stock, with no par value."

     5. The amendment was approved by the unanimous consent of the Board of Directors in lieu of meeting; was proposed to the shareholders of the corporation; the shareholders of the corporation unanimously approved the amendment at a special meeting called for that purpose on the 2nd day of October 1984.

     6. The amendment is to become effective immediately upon filing of the certificate of amendment.

     7. All other provisions of the certificate of incorporation remain in full force and effect.

     IN WITNESS WHEREOF, the undersigned, being the President of the corporation, hereby certifies that the foregoing certificate of amendment to the certificate of incorporation was executed pursuant to approval by the Board of Directors and by the shareholders of the corporation on the 2nd day of October, 1984.


                                   /s/ Martin S. Horak, President

                               E-4
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